March 30, 2020

Jesus Malave, Jr.
Chief Financial Officer
L3HARRIS TECHNOLOGIES, INC.
1025 West NASA Boulevard
Melbourne, Florida 32919

       Re: L3HARRIS TECHNOLOGIES, INC.
           Form 10-K for the Fiscal Year ended June 28, 2019
           Form 8-K furnished October 30, 2019
           File No. 001-03863

Dear Mr. Malave, Jr.:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing